Exhibit 99.1
News Release
For Immediate Release
GenCorp Announces Appointment of James H. Perry to Board
of Directors; Resignation of Three Directors
James R. Henderson Named Non-executive Chairman
SACRAMENTO, Calif. – May 19, 2008 — GenCorp Inc. (NYSE: GY) announced today the appointment of Mr. James H. Perry to the Company’s Board of Directors effective immediately. Timothy A. Wicks, Todd R. Snyder and Sheila E. Widnall have resigned as members of the Board effective immediately.
The Company also announced that the Board unanimously elected Mr. James R. Henderson to serve as non-executive Chairman of the Board, replacing Mr. Wicks, who held that position since February 2007. Mr. Henderson has been a Director of the Company since March 2008.
“Given Mr. Perry’s impressive accomplishments as a senior executive in the aerospace and defense sector, he will provide valuable guidance as we chart the future of GenCorp,” said Scott Neish, interim president and chief executive officer of GenCorp. “I look forward to working more closely with Jim Henderson, who has already provided valuable direction since joining the Board in March.
“I would also like to thank Mr. Wicks, Mr. Snyder and Dr. Widnall for their years of service and contributions to the Company as members of the Board of Directors. I wish each of them well in their future endeavors,” concluded Mr. Neish.
Mr. Perry, age 47, has served in various senior management roles, including vice president, chief financial officer, controller and treasurer during his tenure from 1995 - 2007 with United Industrial Corporation, a leading provider of aerospace and defense systems and services including unmanned aircraft and ground control stations. Mr. Perry currently serves as a consultant to United Industrial and its affiliates. It is expected that Mr. Perry will serve on the Audit Committee of GenCorp.
Mr. Henderson, age 50, is a Managing Director and operating partner of Steel Partners LLC, a global investment management firm. Mr. Henderson has more than 26 years of experience as an operating executive with various companies, including defense companies such as ECC International Corp., and Aydin Corp., and with the defense and military division of UNISYS Corp. He also served as a director of the defense company Tech-Sym Corp.
About GenCorp
GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the entitlement, sale, and leasing of the Company’s excess real estate assets. Additional information about the Company can be obtained by visiting the Company’s web site at http://www.GenCorp.com.
Contact information:
Investors: Yasmin Seyal, senior vice president and chief financial officer 916.351.8585
Media: Linda Cutler, vice president, corporate communications 916.351.8650
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